Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea
Jim Buckley

Chief Financial Officer
Executive Vice President

Mac-Gray Corporation
Sharon Merrill Associates, Inc.

781-487-7610
617-542-5300

Email: mshea@macgray.com
Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces Fourth-Quarter
and Year-End 2009 Financial Results

Company Improves Operating Margins and Generates Strong Cash Flow;

Reduces Funded Debt by $9.6 Million in Quarter, $37 Million in 2009

WALTHAM, MA, March 11, 2010 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced its financial results for the quarter and year ended December 31, 2009.

On February 8, 2010, Mac-Gray announced the sale of its MicroFridge business line to Danby Products.  As a result of that transaction, all of the MicroFridge financial results for all prior periods, including those discussed in this release, have been classified as discontinued operations.

Mac-Gray reported fourth-quarter revenue from continuing operations of $81.4 million, compared with $87.0 million in the fourth quarter of 2008.  Net income from continuing operations for the fourth quarter of 2009 was $895,000, or $0.06 per diluted share, compared with a net loss from continuing operations of $1.5 million, or $0.11 per share, for the fourth quarter of 2008.  Fourth-quarter 2009 net income from continuing operations includes an unrealized gain of $335,000 related to derivative instruments.  Fourth-quarter 2008 net loss from continuing operations included an unrealized loss of $1.6 million related to derivative instruments.  Excluding these items from both periods, adjusted net income from continuing operations for the fourth quarter of 2009 was $758,000, or $0.05 per diluted share, compared with an adjusted net loss from continuing operations of $314,000, or $0.02 per share, for the same period of 2008.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income and net loss from continuing operations, as reported, to net income and net loss from continuing operations, as adjusted.

For the fourth quarter of 2009, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) from continuing operations was $19.1 million, compared with $16.6 million in the year-earlier quarter.  EBITDA from continuing operations, excluding all gains and losses relating to derivative instruments, was

$18.8 million for the fourth quarter of 2009, compared with $18.3 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income from continuing operations to EBITDA from continuing operations and EBITDA from continuing operations, as adjusted.

Results of Discontinued Operations

Revenue for the Company’s MicroFridge business during the fourth quarter was $5.4 million compared with $8.0 million in the prior year period, reflecting a marked decline in government purchases.  Gross margin from discontinued operations declined to $1.2 million in the fourth quarter of 2009 from $2.2 million in the same period a year ago.  Income from discontinued operations was $233,000 in the fourth quarter of 2009 compared with $406,000 in the comparable period of 2008.

Revenue for the Company’s MicroFridge business for the twelve months ended December 31, 2009 was $30.3 million compared to $36.4 million for the twelve months ended December 31, 2008.  The MicroFridge business experienced declines in the government, hospitality and academic segments.  Due to the lower revenue, gross margin from discontinued operations declined in 2009 to $7.0 million from $8.4 million, and income from discontinued operations declined $600,000, from $1.7 million in 2008 to $1.1 million in 2009.

Comments on the Fourth Quarter

“Our core laundry facilities management business remained under significant pressure in the fourth quarter due to apartment vacancy rates, which are now at 30-year record levels in many markets, a reflection of continued high unemployment,” said Stewart G. MacDonald, Mac-Gray’s chief executive officer.  “According to independent industry data, the apartment vacancy rate in the top 50 metropolitan markets grew from an average of 6.7% at the start of 2009 to 8% by year end, including further deterioration in some significant markets such as Dallas, Charlotte and Tampa, from the third to the fourth quarter.  This is the most challenging environment in which we have ever operated. Vacancy rates affect the usage of our equipment, our ability to implement price increases, and the outlook and decisions of property owners and managers.  Our core business revenue declined by 5.6% year-over-year in the fourth quarter. Yet, despite this lower revenue we delivered improved gross margins in the quarter, and increased both our income from operations and EBITDA. We also continued to tightly manage our capital resources.”

Capital expenditures, including incentive payments and capital leases, in the fourth quarter were $4.7 million as compared to $3.4 million for the same period in 2008.  For the year, despite a larger portfolio compared with 2008, Mac-Gray lowered its total capital expenditures to $25.1 million from $31.5 million in 2008.

“We maximized our cash flow in the fourth quarter by not only managing our capital expenditures, but by reducing our SG&A costs and increasing operational efficiencies.  The substantial level of free cash we generated enabled us to reduce our funded debt balance by $9.6 million in the fourth quarter, bringing total debt reduction for 2009 to $37 million.  Due to this ongoing debt reduction, we lowered our year-over-year interest expense in the quarter by more than 15%.”

“Our commercial laundry equipment sales business — which following the MicroFridge sale now represents approximately 5% of our revenues — continues to be affected by the ongoing hesitation of small business owners to invest as well as the difficult credit environment for potential new customers.  We continue to see Laundromat operators and multi-housing self operators extending the life of older equipment.  As a result, our service and parts revenue is up, while sales of new equipment are down.  For the quarter, revenue from that business declined 16% from the prior year level.  We anticipate that this business will remain sluggish until credit markets improve and financing for these small businesses becomes more readily available.”

Full-Year Results

For the twelve months ended December 31, 2009, Mac-Gray reported revenue from continuing operations of $325.9 million, compared with $327.2 million for 2008.  Net income from continuing operations for fiscal 2009 was $1.0 million, or $0.07 per diluted share, compared with a net loss from continuing operations of $1.2 million, or $0.09 per diluted share, for 2008.  Excluding a pre-tax gain related to derivative instruments of $893,000 and a gain on sale of real estate of $403,000 and $971,000 in costs related to our 2009 proxy contest in fiscal 2009,  as well as a pre-tax loss related to derivative instruments of $1.8 million and a charge of $207,000 for the early extinguishment of debt in 2008, adjusted net income from continuing operations for the twelve months ended December 31, 2009 was $895,000, or $0.06 per diluted share, compared with income from continuing operations of $53,000, or $0.00 per diluted share, for 2008.

For 2009, Mac-Gray’s EBITDA from continuing operations increased to $71.9 million, compared with $67.5 million in the year-earlier period.  EBITDA from continuing operations, as adjusted for the items mentioned in the preceding paragraph, was $71.5 million for 2009 compared with $69.5 million for 2008.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income and net loss from continuing operations to net income and net loss from continuing operations, as adjusted, and to EBITDA from continuing operations and EBITDA from continuing operations, as adjusted.

Outlook

“We continue to believe that our industry will be a lagging indicator to the overall economic recovery, given the current employment picture and its influence on apartment vacancy rates.  The rate of occupancy rate decline has slowed in some markets, and has actually improved in such markets as Baltimore, Denver, and Miami, but it appears that nationwide apartment vacancy rates may not have peaked yet.  While we see the housing situation continuing to deteriorate in some sections of the country, we are beginning to see stabilization in other markets, particularly in the mid-Atlantic and Northeast where we maintain our strongest presence. Fortunately, our acquisition strategy has diversified our exposure to a considerable extent.”

“Going forward, as we weather the recession our strategy will continue to focus on operating margins capital management.  We will continue to be very selective about where we apply our financial resources, as we were during 2009.  While our goal is to maintain the relative size of our overall contract portfolio during this tough economic period, we plan to invest more in our most predictable markets and limit our exposure in certain volatile markets. We consider our capital allocation process to be a very important instrument in helping us get through the worst multi-housing market since the late 1970’s.”

“We also are continuing to seek ways to further increase efficiencies and to lower our cost structure.  In January 2010, we entered into a $100 million floating interest rate swap agreement to serve as a hedge against our $150 million of 7.625% senior notes. With short-term interest rates remaining near all-time lows, we viewed this as a prudent action and an opportunity to substantially lower our near-term interest expense.  If LIBOR remains at or near its current level throughout 2010, this transaction will generate savings of nearly $3 million in interest expense this year alone.”

“Despite the turmoil and uncertainty in certain markets, our business model has proven to be extremely resilient and our core business continues to generate substantial and stable cash flow.  We are steadily paying down our funded debt balance and improving our leverage ratios, and the $8.5 million we received from the recent divestiture of MicroFridge have us off to a strong start in this area in 2010.  The transaction also enabled the recent initiation of a dividend program,” MacDonald concluded.

Based on the continued unpredictability in apartment vacancy rates and current market conditions, Mac-Gray is not providing guidance for 2010.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook.  To hear a live broadcast of the call, visit the “Investor Relations” section of the Company’s website at www.macgray.com or dial (877) 709-8155 or (201) 689-8881.

If you are unable to listen to the live call, you can access a replay at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 88,000 laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations for 2010, including statements regarding its interest expense, debt pay down, leverage ratio and dividend program.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to renew long-term customer contracts, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under “Risk Factors” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2009	2008	2009

Revenue from continuing operations	$86,964	$81,444	$327,229	$325,924
Cost of revenue:
Cost of facilities management revenue	55,381	51,234	207,233	208,914
Depreciation and amortization	12,563	11,636	47,161	48,266
Cost of products sold	4,535	3,730	17,287	13,652
Total cost of revenue	72,479	66,600	271,681	270,832

Gross margin	14,485	14,844	55,548	55,092

Operating expenses:
Selling, general and administration expenses	9,156	8,171	34,925	33,668
(Gain) loss on sale or disposal of assets, net	8	(72)	(69)	(648)
Incremental costs of 2009 proxy contest	—	—	—	971
Loss on early extinguishment of debt	—	—	207	—
Total operating expenses	9,164	8,099	35,063	33,991

Income from continuing operations	5,321	6,745	20,485	21,101

Interest expense, net	5,760	4,898	20,605	19,675
Loss (gain) related to derivative instruments	1,645	(335)	1,804	(893)
Income (loss) from continuing operations before provision for income taxes	(2,084)	2,182	(1,924)	2,319
Provision (benefit) for income taxes	(594)	1,287	(758)	1,278
Income (loss) from continuing operations, net	(1,490)	895	(1,166)	1,041
Income from discontinued operations, net	406	233	1,707	1,074
Net income (loss)	$(1,084)	$1,128	$541	$2,115
Earnings (loss) per share — basic - continuing operations	$(0.11)	$0.07	$(0.09)	$0.08
Earnings (loss) per share — diluted - continuing operations	$(0.11)	$0.06	$(0.09)	$0.07
Earnings per share — basic - discontinued operations	$0.03	$0.02	$0.13	$0.08
Earnings per share — diluted - discontinued operations	$0.03	$0.02	$0.13	$0.08
Earnings (loss) per share — basic	$(0.08)	$0.08	$0.04	$0.16
Earnings (loss) per share — diluted	$(0.08)	$0.08	$0.04	$0.15
Weighted average common shares outstanding - basic	13,381	13,622	13,346	13,529
Weighted average common shares outstanding — diluted	13,381	14,018	13,346	13,940

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	December 31,
	2008	2009
Assets
Current assets:
Cash and cash equivalents	$18,836	$21,599
Trade receivables, net of allowance for doubtful accounts	6,688	5,081
Inventory of finished goods, net	2,265	2,172
Prepaid expenses, facilities management rent and other current assets	15,253	14,845
Current assets from discontinued operations	6,421	6,864
Total current assets	49,463	50,561
Property, plant and equipment, net	141,651	130,541
Goodwill	59,478	59,043
Intangible assets, net	221,759	208,499
Prepaid expenses, facilities management rent and other assets	12,868	11,199
Non-current assets from discontinued operations	4,785	4,433
Total assets	$490,004	$464,276

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5,471	$5,543
Trade accounts payable and accrued expenses	17,552	24,706
Accrued facilities management rent	22,211	21,075
Deferred revenues and deposits	11	29
Current liabilities of discontinued operations	4,208	3,087
Total current liabilities	49,453	54,440
Long-term debt and capital lease obligations	295,821	258,325
Deferred income taxes	34,597	39,159
Other liabilities	10,794	6,393
Non-current liabilities of discontinued operations	1,375	1,424
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 13,381,387 outstanding at December 31, 2008, and 13,631,706 issued and 13,631,530 outstanding at December 31, 2009)	134	136
Additional paid in capital	74,669	78,032
Accumulated other comprehensive loss	(3,117)	(2,048)
Retained earnings	26,925	28,417
	98,611	104,537
Less: common stock in treasury, at cost (62,367 shares at December 31, 2008 and 176 shares at December 31, 2009	(647)	(2)
Total stockholders’ equity	97,964	104,535
Total liabilities and stockholders’ equity	$490,004	$464,276

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income from Continuing Operations to

Adjusted Net Income from Continuing Operations

(In thousands, except  per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2009	2008	2009

Income (loss) from continuing operations, as reported	$(1,490)	$895	$(1,166)	$1,041
Income from discontinued operations, net	$406	$233	$1,707	$1,074
Net income (loss), as reported	$(1,084)	$1,128	$541	$2,115

Income (loss) from continuing operations before provision for income taxes, as reported	$(2,084)	$2,182	$(1,924)	$2,319
Gain on sale of real estate	—	—	—	(403)
Loss (gain) related to derivative instruments (1)	1,645	(335)	1,804	(893)
Incremental costs of 2009 proxy contest	—	—	—	971
Early extinguishment of debt	—	—	207	—
Income (loss) from continuing operations before provision for income taxes, as adjusted	(439)	1,847	87	1,994
Provision (benefit) for income taxes, as adjusted	(125)	1,089	34	1,099

Income (loss) from continuing operations, as adjusted	$(314)	$758	$53	$895
Income from discontinued operations, net	406	233	1,707	1,074
Net income, as adjusted	92	991	1,760	1,969

Diluted earnings (loss) per share from continuing operations, as adjusted	$(0.02)	$0.05	$0.00	$0.06
Diluted earnings per share, as adjusted	$0.01	$0.07	$0.13	$0.14

(1)	Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes that the presentation of  “Income from operations as adjusted” is useful to investors to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes critical operating decisions based upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s true economic performance year over year.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income from Continuing Operations to Earnings

Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) from Continuing Operations and EBITDA from Continuing Operations, as adjusted

(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2009	2008	2009

Income (loss) from continuing operations	$(1,490)	$895	$(1,166)	$1,041

Interest expense, net	5,760	4,898	20,605	19,675
Provision for income taxes	(594)	1,287	(758)	1,278
Depreciation and amortization	12,974	12,032	48,775	49,866

EBITDA from continuing operations	16,650	19,112	67,456	71,860

Gain on sale of real estate	—	—	—	(403)
Loss (gain) related to derivative instruments (1)	1,645	(335)	1,804	(893)
Incremental costs of 2009 proxy contest	—	—	—	971
Loss on early extinguishment of debt	—	—	207	—

EBITDA from continuing operations, as adjusted	$18,295	$18,777	$69,467	$71,535

(1)	Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

EBITDA from continuing operations is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA from continuing operations is EBITDA from continuing operations further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA from continuing operations and Adjusted EBITDA from continuing operations are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA from continuing operations and Adjusted EBITDA from continuing operations are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA from continuing operations and Adjusted EBITDA from continuing operations as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA from continuing operations and Adjusted EBITDA from continuing operations exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA from continuing operations and Adjusted EBITDA from continuing operations are different from those used in the covenants contained in our senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA from continuing operations and Adjusted EBITDA from continuing operations only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.